Exhibit 99.1
FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. RAISES $7.2 MILLION TO BE USED FOR FUTURE ACQUISITIONS

HOUSTON – (August 6, 2009) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading chain of upscale gentlemen’s clubs, said today it has raised $7.2 million through convertible debentures that will be used to make future acquisitions.

 “This facility demonstrates clearly that we have excellent access to capital markets and lets sellers of clubs know that we are well positioned with cash to continue our acquisitions program,” said Eric Langan, President and CEO of the company. “We already have several targets of interest, but we want to talk with other possible acquisition candidates at the Gentlemen’s Club Owners Expo in Las Vegas August 23-26, which is attended by most club owners.” Mr. Langan continued, "This facility, along with our current cash resources, enables us to make important accretive acquisitions and we are going to shop for the best deals we can find to put our cash to work for our shareholders."

Mr. Langan noted that during fiscal 2008, the company acquired five nightclub operations and the remaining 49% of one other location. The company has spent much of fiscal 2009 integrating these acquisitions and evaluating other potential purchases as part of its industry consolidation program, while waiting for the economy to show signs of improvement. “We are starting to see improvements in several of the markets we operate in and hope to see this continue in the next few quarters,” Mr. Langan said.

The new three-year debentures bear interest at 10 percent per annum and can be convertible into shares of Rick’s common stock at $8.75 per share. The debentures are redeemable by the company on or after six months from issuance if the closing price of Rick’s stock is at least $11.50 for 20 consecutive trading days. In addition, the company issued three year warrants exercisable at $8.75 that can be called by Rick’s Cabaret if the shares underlying the warrants are registered and the closing price for 20 consecutive trading days is $12.25. Other terms of the debentures and the warrants will be available in the company’s 8-K filing with the SEC.

Merriman Curhan Ford (NASDAQ: MERR) acted as the placement agent in the transaction.   Montgomery Street Research acted as an adviser to the company.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Web site, couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com